Exhibit 99.1

Contacts:

Medivation, Inc.	WeissComm Partners

Patrick Machado, Chief Financial Officer	Lee-Ann Murphy

(415) 829-4101	(415) 946-1088

MEDIVATION ANNOUNCES PRESENTATION OF 24-WEEK CLINICAL DATA OF MDV3100

IN CASTRATION-RESISTANT PROSTATE CANCER PATIENTS

— MDV3100 Continues to Show Encouraging and Durable Anti-Tumor Activity and Dose Escalation Continues –

— Results Presented at the 20th EORTC-NCI-AACR Cancer Symposium –

GENEVA and SAN FRANCISCO, CALIF. — October 22, 2008 — Medivation, Inc. (Nasdaq: MDVN) today announced the presentation of new data from an ongoing Phase 1-2 clinical trial demonstrating that the Company’s novel androgen receptor antagonist MDV3100 continues to show promising safety and efficacy results. The data showed encouraging and durable anti-tumor activity in the three expanded dose groups tested thus far, as measured by prostate specific antigen (PSA) declines, radiographic findings, circulating tumor cell (CTC) changes, and time on treatment. MDV3100 has been generally well-tolerated, with no reports of serious adverse events deemed related to MDV3100. Dose escalation in the trial is continuing.

“The tolerability and the anti-tumor activity seen with MDV3100 after six months of treatment remains encouraging,” said Howard Scher, M.D., principal investigator of the trial and chief of the Genitourinary Oncology Service and the D. Wayne Calloway Chair in Urologic Oncology at Memorial Sloan-Kettering Cancer Center. “The trial continues to enroll rapidly and additional data will further clarify the potential of MDV3100 as a treatment option for patients with castration-resistant prostate cancer, who have a poor prognosis and for whom treatment options are limited.”

MDV3100 Trial Design and Results to Date

The ongoing Phase 1-2 trial is an open-label U.S. dose-escalation study in prostate cancer patients who have failed standard hormonal therapies. To date, 120 patients have been enrolled in the trial with enrollment completed at doses up to 360 mg/day. A total of 73 patients in the three lowest expanded dose groups (60, 150, and 240 mg/day) have been followed for more than 24 weeks. Of these 73 patients, 31 patients (42 percent) have received MDV3100 for greater than 24 weeks.

At 12 weeks, the recommended time point for reporting PSA-based outcomes, 36 of 73 patients (49 percent) had a greater than 50 percent decline in PSA compared to their baseline value. Patients also saw improvements as measured by radiographic changes and reductions in the number of CTCs to favorable counts, including 38 percent of patients with evaluable soft tissue lesions in the 240 mg/day cohort showing a partial response at 24 weeks. The data suggest a dose-response trend with a higher percentage of patients in the 240 mg/day dose cohort experiencing 90 percent reduction in PSA levels, radiographic partial responses and conversions to favorable CTC counts of less than five post-treatment.

“We are excited by the PSA decreases and radiographic findings observed with MDV3100 in the trial to date. Moreover, the positive shift observed in CTC counts and radiographic images suggests concordance of the data,” said David Hung, M.D., president and chief executive officer of Medivation. “As the 240 mg/day dose has been well-tolerated and appears to be the most effective, we are continuing to escalate the dose, with the 360 mg/day expansion group completely enrolled, dose escalation in progress at 480 mg/day, and initial dosing starting at 600 mg/day.”

The Company expects to seek U.S. Food and Drug Administration agreement to begin a pivotal Phase 3 registration study in castration-resistant prostate cancer patients in 2009.

The data were presented today in a poster session at the 20th EORTC-NCI-AACR symposium on “Molecular Targets and Cancer Therapeutics” in Geneva.

About Prostate Cancer and MDV3100

Prostate cancer is the most common non-skin cancer in the United States and the third most common cancer worldwide. More than 1 million men in the United States have prostate cancer. An estimated 186,320 new cases are expected to be diagnosed in 2008, and approximately 28,660 men are expected to die this year from the disease. Patients with castration-resistant (also known as hormone-refractory) prostate cancer have few treatment options and a poor prognosis.

Overexpression of the androgen receptor is believed to contribute to the progression of castration-resistant prostate cancer. MDV3100 is a novel small-molecule androgen receptor antagonist that inhibits androgen receptor function by blocking nuclear translocation of the androgen receptor and DNA binding.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. The Company’s current clinical development program includes a pivotal and confirmatory Phase 3 trial of Dimebon in Alzheimer’s disease and a Phase 1-2 clinical trial of MDV3100 in patients with castration-resistant (also known as hormone-refractory) prostate cancer. Medivation recently announced that it plans to continue further development of Dimebon in patients with mild-to-moderate Huntington’s disease based on the positive results seen in its Phase 2 trial. In September 2008, Medivation entered into a global agreement with Pfizer Inc to develop and commercialize Dimebon for the treatment of Alzheimer’s and Huntington’s diseases. For more information, please visit us at http://www.medivation.com.

This press release contains forward-looking statements, including statements regarding future clinical development plans and milestones, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, difficulties or delays in obtaining regulatory approval, enrollment of patients in Medivation’s clinical trials, partnering of Medivation’s product candidates, manufacturing of Medivation’s product candidates, competition with Medivation’s product candidates should they receive marketing approval, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q filed August 11, 2008 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

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